EXHIBIT C

                     [LETTERHEAD OF STAR BANK]

                           May 19, 1995



Mr. Jesse Correll
President
Mr. Randall Attkisson
Treasurer
First Southern Funding, Inc.
P.O. Box 328
Stanford, KY  40484

Gentlemen:

This Loan Agreement shall set out the terms and conditions under which Star Bank, N.A. (hereafter referred to as the "Bank," "Star" or "Star Bank") agrees to lend First Southern Funding, Inc. (hereafter called the "Company" or "the Borrower") Ten Million Dollars ($10,000,000) under this Revolving Credit Agreement (the "Agreement"). The purpose of this Loan is to purchase commercial real estate loans. Initially, proceeds shall be used to pay off an existing revolving Loan at Liberty National Bank, Louisville, Kentucky.

                       THE REVOLVING CREDIT

Subject to the terms hereof, there being no event of default (or circumstance which would, with the passage of time or the giving of notice become an event of default) the Bank agrees to make revolving credit loan to the Company (as described below) from the date of this Agreement through May 19, 1996 (the "Maturity Date"). The loan will be evidenced by a revolving promissory note (the "Revolving Note") substantially in the form of Exhibit A attached hereto.

Under the Revolving Note, the Company may borrow, repay, and reborrow up to $10,000,000 (the "Available Amount"). Should the total loan amount outstanding at any time exceed the Amount Available, the Company shall, upon notification, reduce the amount outstanding to an amount that is less than or equal to the Amount Available.

The Revolving Note shall bear interest at three-eights of one percent (3/8%) over the Bank's prime rate (the "Prime Rate"). The Prime Rate is the rate announced as such from time to time by the Bank. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs, and is not necessarily the Bank's best or most favorable rate for commercial or other loans. The Prime Rate is currently 9%. The interest rate on the

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 2


Revolving Note shall be adjusted on the effective date of any change in the Bank's Prime Rate. Interest shall accrue in arrears and be payable beginning June 30, 1995 and quarterly thereafter and on the Maturity Date. Interest shall be calculated on the basis of a 360 day year.

                   REPRESENTATIONS & WARRANTIES

To induce the Bank to enter into this Agreement and to agree to make the Loan described herein, the Company and the Guarantors, joint and severally, represent and warrant that:


     A. The Company and First Southern Bancorp, Inc., (Bancorp) are duly organized, validly existing and in good standing as a corporation and bank holding company respectively under the laws of the Commonwealth of Kentucky and the United States of America, and the Affiliate Banks of the Bancorp have been granted their charters and are in good standing under the applicable laws and regulations of Kentucky and other governing bodies.
     B. The Company, the Guarantors and the Bancorp have full power and authority to own their properties and to conduct their business as such business is now being conducted and the Company and the Bancorp have full power and authority to execute, deliver and perform under this Agreement, the Note, the Negative Stock Pledge Agreement and all other documents or instruments executed or delivered in connection herewith and/or with the Loan described herein (collectively, the "Loan Documents").
     C. The execution, delivery and performance by the Company and the Guarantors of this Loan Agreement and the other Loan Documents
          (i) have been fully authorized by all requisite corporate action and been duly authorized by all requisite corporate action and
          (ii) do not and will not violate (A) any provision of law, (B) any order of any court or other agency of government, affecting the Company, a Guarantor or Bancorp, (C) any organizational or government documents of the Company or Bancorp, or (D) any provision of any agreement to which the Company, a Guarantor or Bancorp is a party, or by which any of their respective properties or assets are bound including, without limitation, any outstanding debentures issued by the Company.

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 3


     D. The Bancorp now owns and at all time hereafter will own not less than 100 percent of the issued and outstanding shares of the Affiliate Banks of the Bancorp.
     E. The Company, the Guarantors and the Bancorp are current on all taxes and assessments applicable to them, and Company and Bancorp agree to pay all taxes and assessments when due, except those Company or Bancorp are contesting in good faith (and then only providing same are properly reserved against in Company's or Bancorp's financial statements).
     F. There is no action or proceeding pending, or to the best of the Company's or a Guarantor's knowledge threatened, against or affecting the Company, a Guarantor or Bancorp which might result in any material adverse change in any of their businesses or financial conditions.
     G. The Company, the Guarantors and Bancorp are in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations and orders of any federal, state or local governmental entity, and Company and Guarantors agree that Company and the Bancorp and the Guarantors shall continue to be in compliance therewith.
     H.   There  has  been  no material adverse  change  in  the  financial condition of the Company or Bancorp since the financial statements received by the Bank for the period ending December 31, 1994.
     I. If applicable, Company and Bancorp are in compliance with all provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").
     J. All of the Capital stock of the Affiliate Banks of the Bancorp will be free, clear and unencumbered prior to any disbursement of Loan proceeds, and the Bancorp will not create, incur or permit to exist an encumbrance, pledge or lien against the capital stock of the Affiliate Banks of the Bancorp (except to the Bank) and will not execute any Security Agreement or Stock Pledge Agreement with respect thereto (except to the Bank).
     K. The Affiliate Banks of the Bancorp deposits are and will at all times be insured by the Federal Deposit Insurance Corporation.
     L. This Loan Agreement, the Note, the Stock Pledge Agreement and all other Loan Documents are the legal and binding obligations of the Company and the Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, and similar laws as may be enforced from time to time and

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 4


          equitable principles whether determined in a court of law or equity.

                            COLLATERAL

All  obligations  of the Company to the Bank under this Agreement  and  the
Note  shall  be  secured   by   the   following  (collectively  called  the
"Collateral"):

(A)  Pledge of 100% of the common stock of the Company.
(B) A security interest, pledge, assignment, power of attorney and other documents (as determined by the Bank) as to the notes, mortgages or real estate being purchased by the Company with the loan proceeds.
(C) The personal guaranty of Jesse Correll ("Guarantor") evidenced by the Guaranty Agreement attached hereto as Exhibit B. This Guaranty shall be secured by 27,473 shares of the common stock of First Southern Bancorp, Inc. and 484.58 shares of the common stock of First Southern Funding, Inc.
(D) The personal guaranty of Randall Attkisson ("Guarantor") evidenced by the Guaranty Agreement attached hereto as Exhibit C. This guaranty is secured by 44.05 shares of the common stock of First Southern Funding, Inc.

The Collateral and all documentation with respect thereto shall be in a form satisfactory to the Bank, and the Company and Guarantors agree to execute any and all documents necessary to assure the protection, perfection, and/or enforcement of the Bank's security interest in the Collateral.

                             COVENANTS

In consideration of the Bank's promise to make the loans described herein, the Company agrees that, from the date of this Agreement until the Note is paid in full and canceled, it shall:

(A) The following Covenants must be complied with by the Company, Bancorp and/or the Guarantors as applicable or there will be an Event of Default under this Agreement:

     - Any violation of the Negative Pledge of the voting common stock of the Affiliate Banks of the Bancorp.

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 5


     - The Bancorp will incur no additional debt without written consent of Star Bank except that the Bancorp may borrow from the Company up to the Bancorp's previous calendar year's post-tax net income. The Bancorp will execute a Promissory Note as evidence of such borrowing and the Note will be assigned to the Bank.
     - The Bancorp will at all times, during the term of this Agreement, own 100% of the Affiliate Banks of the Bancorp.
     - The Bancorp will achieve the following minimum performance ratios on a calendar year basis:

          Return of Assets                                  1.25%
          Return of Equity                                    15%
          Capital to Assets                                    8%
         *Non-Performing Loans/Primary Capital                16%
          Allowance to Total Loans                           1.6%
         *Allowance to Non-Performing Loans                  100%

          *For purposes of this calculation, purchased loans, which are classified as nonaccrual, but are performing, will be excluded from the total of nonaccrual loans. However, should these loans actually become non-performing, then the allowance to non-performing ratio must be increased to 100%. The allowance to non-performing loans including the purchased loans that are classified as nonaccrual but are performing, must equal or exceed 75%. This exception will apply to any performing purchased loans that are placed on nonaccrual by the Company.

     - The Bancorp will not pay dividends to the shareholders during the term of this Agreement and so long as the Company has any unsatisfied obligations to the Bank.

(B) The Bancorp will not enter into or allow the Affiliate Banks of the Bancorp to enter into or consummate any plan for the creation of any additional subsidiaries or any merger, acquisition, consolidation or reorganization OR sell, transfer, assign, convey or lease any substantial part of its or their property, tangible or intangible (other than transfers in the normal course of banking business), OR contract to do any of the foregoing, OR materially change the nature of its or their business, provided however, that Star Bank shall promptly consider and not unreasonably withhold its

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 6


     consent to such transactions as do not, in the reasonable judgment of Star Bank, materially adversely affect the financial or operating condition of the Bancorp or the Affiliate Banks or adversely affect the collateral security given under this Loan Agreement.
(C) The maximum advance rate will be $2.5 million per loan. Star will consider increasing this limit but only on a case by case basis as requested by the Company. All loans purchased by First Southern will be located in the Southeast, Midwest or Mid Atlantic regions of the United States. Star is willing to consider purchases outside of these regions on a loan by loan basis.
(D) Star Bank will retain as collateral at least 80% of the voting common stock of First Southern Bancorp, Inc. at all times during the life of this Agreement and so long as the Company has any unsatisfied obligations to the Bank.
(E) The Company will be allowed to borrow from any affiliated Company on an unsecured basis only. Any borrowings by the Company will be subordinated to the Bank. No other borrowings will be allowed.
(F) The Company and the Guarantors will give the Bank prompt notice of any: (i) default of this or any other Agreement or contract under which the Company or a Guarantor or Bancorp is liable; (ii) environmental or labor dispute; (iii) lawsuit filed naming the Company or a Guarantor or Bancorp as a defendant; (iv) reportable event under ERISA; or (v) material change in the Company's, a Guarantor's or Bancorp's business prospects or financial condition.
(G) The Company and Bancorp will maintain its corporate existence and remain in good standing under the laws of each jurisdiction where it is duly qualified to conduct its business.
(H) Any variance from these covenants shall be permitted only with the prior written consent and/or waiver of the Bank in its discretion. Any such waiver shall not preclude the exercise of any power or right under this Agreement by the Bank.

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 7

                        CLOSING CONDITIONS

The obligation of the Bank to make the loan described by this Agreement is subject to the satisfaction of each of the following conditions:

(A) RESOLUTIONS. The Company shall have delivered to the Bank a copy of the resolutions of the Company's Board of Directors authorizing the loans described herein and the execution and delivery of this Agreement, the Note, and other documents the Bank deems necessary for this loan, certified and executed (as applicable) by an appropriate officer of the Company.
(B) OPINION. The Company and Bancorp shall have delivered to the Bank an opinion of Counsel acceptable to the Bank, to the effect that: (i) the Company or Bancorp is duly incorporated and validly existing under the laws of the State of Kentucky and is qualified to do business under the laws of the State of Kentucky; (ii) the Company has full power to execute and deliver the Agreement, the Note, and other documents hereunder and to perform its obligations under these documents; (iii) these actions have been authorized by all necessary corporate action, and such actions are not in conflict with any provision of law or of the Articles of Incorporation of the Company, nor in any conflict with any agreement, order or decree binding upon the Company which counsel has knowledge after investigation; and (iv) this Agreement, the Note, and other documents are the legal and binding obligations of the Company, enforceable in accordance with their terms.
(C) DEFAULT. Before and after giving effect to the loan described herein, no event of default (as defined below) or event which would with the passage of time or the giving of notice mature into an Event of Default shall have occurred and/or be continuing.
(D) WARRANTIES. Before and after giving effect to the loan described herein, the representations and warranties noted above shall be true and correct on the date of this Agreement.
(E) FEES AND EXPENSES. The Company agrees to pay the Bank a one-time nonrefundable commitment fee of $2,000.

     -    The Company agrees to pay attorney's fees not to exceed $2,500.

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 8

     - The Company agrees to pay for any filing fees incurred with the filing of liens on the notes, mortgages and related loan documents.
     - The Company agrees to pay the Bank an unused line fee of one quarter of one percent (1/4%) on the daily unused balance of the Loan. This fee will be calculated on a daily basis and is payable quarterly in arrears.

(G)  OTHER  LOANS.   The  revolving  loans at Liberty National Bank will be
     paid and canceled by the Company and the Bancorp.

                         EVENTS OF DEFAULT

If any of the following event (each, an "Event of Default") shall occur, then the Bank may then accelerate the Loan and declare it to be, and thereupon the Loan shall become, immediately due and payable AND the Bank shall have all rights provided herein or in any of the other Loan Documents or otherwise provided by law to realize on the Collateral Security. To the extent the maximum amount available is not being utilized by the Company, the Bank may upon such Declaration of Default terminate any unused balance:

a. Failure by Company or the Guarantors to pay or repay any principal or interest on the Loan, or any other amounts due to the Bank hereunder, within 5 (five) business days after the date due in accordance with the payment schedule outlined in both the Note and/or this Loan Agreement; or
b. Failure by Company or a Guarantor to comply, or cause compliance with, any other covenant, condition or agreement contained herein or in connection herewith or to cure such failure within 30 (thirty) business days after the occurrence of such failure; or
c. Any representation or warranty made herein or in connection herewith shall be untrue or misleading; or
d. Company or a Guarantor or Bancorp (i) makes any assignment for the benefit of creditors; (ii) is insolvent or unable to pay its debts as they become due; (iii) applies for the appointment of a receiver or trustee for any part of its assets or commences any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction (or any

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 9


     such application is filed, or any such proceedings are commenced, against Company or a Guarantor or Bancorp and any such party indicates its approval, consent or acquiescence thereto, or any order is entered appointing such trustee or receiver, or adjudicating any such party bankrupt or insolvent, or approving the petition in any such proceedings); or
e. Company or a Guarantor or Bancorp shall not have paid when due any other borrowed money obligation or shall be in default under any other material agreement; or
f. There shall have been rendered and not discharged any judgment or judgments against Company or a Guarantor or Bancorp which might endanger the solvency or viability of the Company or such Guarantor.
g. In the reasonable opinion of the Bank, there has been a material adverse change in the consolidated financial affairs or consolidated operating condition of the Company, a Guarantor or the Bancorp, or in the value of the Collateral Security which, in the reasonable judgment of the Bank, imperils the Company's or such Guarantor's ability to repay its/his obligations to the Bank under this Loan Agreement.

The following Financial  Reporting  will be required by the Company and the
Guarantors:

(A) The Borrower will provide the Lender an end of the month listing of all loans outstanding. Star's outstanding loan balance at the end of the same month should equal or be less than the total of loan listing. If Star's loan balance exceeds the listing provided by the Borrower, then Star's loan will be paid down appropriately within five (5) business days of Star notifying the Borrower.
(B) Star reserves the right to inspect the purchased loan files at anytime upon reasonable notice and at a minimum, files will be inspected at the time of renewal.
(C) Star will receive monthly financial statements on the Borrower as well as an annually audited statement.
(D) Star will receive quarterly call reports on each Affiliated Bank owned by First Southern Bancorp and on the Bancorp. An annual audited financial statement will be provided on the Bancorp.

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 10


(E) Star reserves the right to inspect the books and records of the Borrower at anytime upon reasonable notice.
(F) Star reserves the right to require the Guarantors to provide the books and records of the Bancorp and/or its Affiliate Banks at anytime upon reasonable notice.
(G) The Borrower will submit a one page summary, and such other information as Star may request, to the Lender detailing the loan being purchased prior to funding of the loan. The funded loan portfolio must generate sufficient cash flow to service the Lender's loan or the Borrower will summit its cash flow plan to the Lender.

                         LAW/JURISDICTION

This Agreement, the Loan, and the Note shall be deemed made in Ohio, and all the rights and obligations of the parties hereunder shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity, and performance. Without limitation on the ability of the Bank to exercise all its rights as to the Collateral security for any loan or note, or to initiate and prosecute actions for repayment in any applicable jurisdiction, Bank, Company and Guarantors agree that any action or proceeding commenced by or on behalf of the parties relating to this Agreement, the loan, or the Note shall be commenced and maintained exclusively in courts of applicable jurisdiction located in Hamilton County, Ohio.

Mr. Jesse Correll
Mr. Randall Attkisson
First Southern Funding, Inc.
Page 11

STAR BANK, N.A.

By:  /S/ GREGORY A. SPRADLIN
     Gregory A. Spradlin
     Vice President



Accepted this 25TH day of    MAY   , 1995.



First Southern Funding, Inc.

By:  /S/ JESSE CORRELL             /S/ RANDALL ATTKISSON
     Jesse Correll                 Randall Attkisson
     President                     Treasurer



 /S/  JESSE CORRELL
Jesse Correll, Guarantor


 /S/ RANDALL ATTKISSON
Randall Attkisson, Guarantor

                     [LETTERHEAD OF STAR BANK]

                           June 5, 1996



Mr. Jesse Correll
President
Mr. Randall Attkisson
Treasurer
First Southern Funding, Inc.
P O Box 328
Stanford, KY 40484

Dear Gentlemen:

This Letter Amendment shall amend the terms and conditions of the Loan Agreement dated May 19, 1995 between Star Bank, N.A. (Star) and First Southern Funding, Inc. (Borrower). The only terms and conditions amended are specified in this letter and are as follows:

      - The terms of the Agreement will be renewed for the period May 19, 1996 to May 19, 1997.

      - The Revolving Note shall bear interest at the rate of one quarter of one percent (1/4%) over Star's prime rate. The prime rate is currently 8.25%.

      -   First  Southern  Bancorp   will  achieve  the  following  minimum
          performance rates:

          Return on Assets                             1.25%
          Return on Equity                               15%
          Tangible Capital to Assets                    8.5%
               *Non-Performing Loans/Primary Capital     10%
          Allowance to Total Loans                      1.4%
               *Allowance to Non-Performing Loans       100%

    * For purposes of this calculation, any purchased loans that are current and performing as agreed but are carried as non-performing by the Bancorp will be excluded from this calculation.

          - The Borrower will be allowed to borrow up to $3 million from the Bancorp.

          - The Borrower will not be allowed to make loans to First Southern Bancorp, Inc.

Mr. Jesse Correll
Mr. Randall Attkisson
June 4, 1996
Page 2



If you are in agreement with the foregoing, please execute the counterpart of this letter below and return to the undersigned whereupon this letter will become a legally binding amendment to the Loan Agreement dated May 19, 1995.

                              Sincerely,


                              /S/ GREG
                              Gregory A. Spradlin
                              Vice President


Agreed and Accepted:

First Southern Funding, Inc.



By:  /S/ JESSE CORRELL
      Jesse Correll, President


      /S/ JESSE CORRELL
      Jesse Correll, Guarantor


      /S/ RANDALL ATTKISSON
      Randall Attkisson, Guarantor

                     [LETTERHEAD OF STAR BANK]

                           May 15, 1997

Mr. Jesse Correll
President
Mr. Randall Attkisson
Treasurer
First Southern Funding, Inc.
P. O. Box 328
Stanford, KY  40484

Dear Jess and Randy:

This second letter amendment shall amend the terms and conditions of the Loan Agreement dated May 19, 1995, as amended on May 19, 1996 , between Star Bank, N.A. (Star) and First Southern Funding, Inc. (Borrower). The only terms and conditions amended are specified in this letter and are as follows:

1) The term of the agreement will be renewed for the period May 19, 1997 to May 18, 1998.

2) The unused line fee has been reduced from one quarter of one percent to one eighth of one percent.

3) The annual performance ratios for First Southern Bancorp. Inc. will be as follows:

     Return on assets                                        .75%
     Return on equity                                       8.00%
     Tangible capital to assets                             8.50%
     Allowance to total loans                               1.00%
     *Non-performing loans to capital                      10.00%
     *Allowance on non-performing loans                   100.00%

     *For purposes of this calculation, any purchased loans that are current and performing as agreed but are carried as non-performing by the Bancorp will be excluded from this calculation.

4) The loan will be secured by 75% of the outstanding voting common stock of First Southern Bancorp, Inc.

5) The Bancorp agrees not to pay any dividends to its shareholders during the term of this agreement.

6)  The Borrower agrees to pay Star a renewal fee of $3,000.


If you are in agreement with the foregoing, please execute the counterpart of this letter and return it to me, whereupon this letter will become a legally binding amendment to the Loan Agreement dated May 19, 1997.

                              Sincerely,

                              /S/ GREGORY A. SPRADLIN
                              Gregory A. Spradlin
                              Senior Vice President

Agreed and Accepted:

First Southern Funding, Inc.

/S/ JESSE CORRELL
Jesse Correll, President


/S/ JESSE CORRELL
Jesse Correll, Guarantor


/S/ RANDALL ATTKISSON
Randall Attkisson,  Guarantor

Enclosure(s)

                     [LETTERHEAD OF STAR BANK]

May 19, 1997

Mr. Jesse Correll
Chairman
Mr. Randall Attkisson
Chief Financial Officer
First Southern Funding, Inc.
P. O. Box 328
Stanford, KY  40484

Dear Jess and Randy:

This letter is an addendum to the  Third  Amendment  to  the Loan Agreement
dated  May  19,  1995,  as amended on May 19, 1996 and May 19,  1997.   The
following change is effective as of the date of this letter:

1) Any discrepancies between the Loan Agreement, as amended and the note, shall be governed by the Loan Agreement, as amended.

If you are in agreement with the foregoing, please execute the counterpart of this letter and return it to me, whereupon this letter will become a legally binding part of the Third Amendment to the Loan Agreement dated May 19, 1997.

                              Sincerely,

                              /S/ GREGORY A. SPRADLIN
                              Gregory A. Spradlin
                              Senior Vice President

Agreed and Accepted:
First Southern Funding, Inc.

/S/ JESSE CORRELL
Jesse Correll, Chairman


/S/ RANDALL ATTKISSON
Randall Attkisson, CFO

                     [LETTERHEAD OF STAR BANK]

                           June 8, 1998

Mr. Jesse Correll
Chairman
Mr. Randall Attkisson
First Southern Bancorp, Inc.
First Southern Funding, Inc.
P. O. Box 328
Stanford, KY  40484

Dear Jess and Randy:

This letter agreement is to serve as the fourth amendment to the Loan Agreement (hereafter referred to as "Agreements") dated May 19, 1995, as amended on May 19, 1996 and May 19, 1997 between First Southern Funding, Inc. (hereafter referred to as "Funding") and Star Bank, N.A. (hereafter referred to as "Star"). This letter agreement is to also serve as the second amendment to the Loan Agreement (hereafter referred to as "Agreements") dated August 9, 1996 and as amended on May 19, 1997 between First Southern Bancorp, Inc. (hereafter referred to as "Bancorp") and Star Bank, N.A.

The only terms and conditions amended are specified in this letter agreement and are as follows:

1. Funding and Bancorp, collectively, will have a revolving line of credit available in the amount of $15 million (Fifteen million dollars). This revolving line of credit shall be evidenced by a $15 million note dated May 19, 1998 with Funding and Bancorp listed as individual borrowers. Funding incurs no liability for draws made by Bancorp and Bancorp incurs no liability for draws made by Funding, and no cross-collateralization exists. Either Funding or Bancorp may borrow, pay and re-borrow under this revolver. Draws made by Funding or Bancorp will be governed based on their Agreements, respectively, and this amendment to those Agreements. Both Funding and Bancorp agree and acknowledge that this combined note for $15 million, dated May 18, 1998 is a renewal of the two existing individual notes, for $10 million and $5 million, and all documentation relative to those notes is now a legal binding document tied to this one note for $15 million. Any discrepancies between the note and the Agreements are governed by the Agreements.

2. The terms of the Agreements will be renewed for the period May 18, 1998 to May 18, 1999.

3. The revolving notes shall bear interest at the interest rate as specified on the note, which will be Star prime minus one percent (1%) floating.

4. Each Limited Liability Company, whose assets are purchased with Star loan proceeds, will assign their interest in the purchased asset to Star, agrees not to incur any additional debt and will execute an amendment to the note which documents the Limited Liability Company as a co-borrower at the time of the purchase for the amount borrowed from Star. The Limited Liability Company's liability to Star will terminate when the amount borrowed for that asset is repaid.

5. Funding agrees to execute a negative stock pledge in reference to any United Trust, Inc. common stock which is purchased.

6. Funding and Bancorp agree to pay renewal fees of $10,000 and $5,000 respectively.

If you are in agreement with the foregoing, please execute the counterpart of this letter agreement below and return it to me, whereupon this letter will become a legally binding amendment to the Agreements.

                              Sincerely,

                              /S/ GREGORY A. SPRADLIN
                              Gregory A. Spradlin
                              Senior Vice President

Agreed and Accepted:


By: /S/ JESSE CORRELL

Jesse Correll, Guarantor


By: /S/ RANDALL ATTKISSON

Randall Attkisson,  Guarantor


By: /S/ JESSE CORRELL

Jesse Correll, Chairman


By: /S/ RANDALL ATTKISSON

Randal Attkisson, Chief Financial Officer

                          PROMISSORY NOTE

===================================================================

Borrower:  FIRST SOUTHERN FUNDING, INC.; ET. AL.    Lender: STAR BANK, NATIONAL ASSOCIATION
           425 Walnut Street, M.L. 8105 c/o Debbie          Financial Institutions Division
           Dorsey                                           425 Walnut Street
           Cincinnati, OH  45202                            Cincinnati, OH  45202

========================================================================

Principal Amount:  $15,000,000.00            Initial Rate:  7.500%     Date of Note:  May 18, 1998

PROMISE TO PAY. FIRST SOUTHERN FUNDING, INC. and FIRST SOUTHERN BANCORP, INC. (referred to in this Note individually and collectively as "Borrower")
[INDIVIDUAL  --  SEE  LOAN  AGREEMENT]  promise  to  pay  to  STAR    BANK,
NATIONAL ASSOCIATION ("Lender"), or order, in lawful money of the United States of America, the principal amount of Fifteen Million & 00/100 Dollars ($15,000,000.00) or so much as may be outstanding together with interest on
the unpaid outstanding principal balance of each  advance.   Interest shall
be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on May 18, 1999. In addition, Borrower will pay regular quarterly payments of accrued unpaid interest beginning August 18, 1998, and all subsequent interest payments are due on the same day of each quarter after that. The annual interest rate for this
Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is Lender's Prime Rate (the "Index"). This is the rate Lender charges, or would charge, on 90-day unsecured loans to the most creditworthy corporate customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current Index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate changes will not occur more often than each DAY. The Index currently is 8.500% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 1,000 percentage point under the Index, resulting in an initial rate of 7.500% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT; MINIMUM INTEREST CHARGE. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $50.00. Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, they will reduce the principal balance due.

LATE  CHARGE.   If  a  payment  is 10 days or more late, Borrower  will  be charged 5.000% of the regularly scheduled payment or $50.00, whichever is greater.

DEFAULT.  Borrower will be in default if any of the following happens:  (a)
Borrower fails to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender. (c) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished. (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property. Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (e) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender. (f) Any guarantor dies or any of the other events described in this default section occurs with respect to any guarantor of this Note. (g) A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the indebtedness is impaired. (h) Lender in good faith deems itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the variable interest rate on this Note 5.000 percentage points. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of Ohio. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of HAMILTON County, the State of Ohio. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding or counterclaim brought by either Lender or Borrower against the other. This Note shall be governed by and construed in accordance with the laws of the State of Ohio.

CONFESSION OF JUDGMENT. Borrower hereby irrevocably authorizes and empowers any attorney-at-law, including an attorney hired by Lender, to appear in any court of record and to confess judgment against Borrower for the unpaid amount of this Note as evidenced by an affidavit signed by an officer of Lender setting forth the amount then due, plus attorneys' fees as provided in this Note, plus costs of suit, and to release all errors, and waive all rights of appeal. If a copy of this Note, verified by an affidavit, shall have been filed in the proceeding, it will not be necessary to file the original as a warrant of attorney. Borrower waives the right to any stay of execution and the benefit of all exemption laws nor or hereafter in effect. No single exercise of the foregoing warrant and power to confess judgment will be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void; but the power will continue undiminished and may be exercised from time to time as Lender may elect until all amounts owing on this Note have been paid in full. Borrower waives any conflict of interest that an attorney hired by Lender may have in acting on behalf of Borrower in confessing judgment against Borrower while such attorney is retained by Lender. Borrower expressly consents to such attorney acting for Borrower in confessing judgment.

DISHONORED  ITEM  FEE.   Borrower  will  pay a fee to Lender of  $20.00  if
Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. Borrower grants to Lender a contractual possessory security interest in, and hereby assigns, conveys, delivers, pledges and transfers to Lender all Borrower's right, title and interest in and to, Borrower's accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law.

                          PROMISSORY NOTE                  Page 2
                            (Continued)
=================================================

Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

COLLATERAL.  This Note is secured by various marketable securities.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested orally by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. Advances under this Note may be requested in amounts of $25,000.00 or greater. Any request for advances of less than $25,000.00 will not be honored. Borrower agrees to be liable for all sums either:
(a) advanced in accordance with the instructions of an authorized person or
(b) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (a) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (b) Borrower or any guarantor ceases doing business or is insolvent;
(c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note or any other loan with Lender; (d) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (e) Lender in good faith deems itself insecure under this Note or any other agreement between Lender and Borrower.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. In particular, this section means (among other things) that Borrower does not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "charge or collect"), any amount in the nature of interest or in the nature of a fee for this loan, which would in any way or event (including demand, prepayment, or acceleration) cause Lender to charge or collect more for this loan than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Ohio (as applicable). Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance of this loan and when the principal has been paid in full, be refunded to Borrower. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Each Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial  sale  permitted  by  the  terms  of  the  controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other borrower. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extent (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. EACH BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

=================================================================
NOTICE:  FOR THIS NOTICE "YOU" MEANS THE BORROWER AND "HIS" MEANS LENDER.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.
=================================================================


BORROWER:

FIRST SOUTHERN FUNDING, INC.
/S/ RANDALL ATTKISSON
Authorized Officer



FIRST SOUTHERN BANCORP, INC., Co-Borrower

By: /S/ RANDALL ATTKISSON
   Authorized Officer